UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 22, 2011 (July 19, 2011)
MISONIX, INC.
(Exact name of registrant as specified in its charter)

New York	1-10986	11-2148932

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1938 New Highway, Farmingdale, NY	11735

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (631) 694-9555
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on January 28, 2011, MISONIX, INC. (the “Company”) was a party to a suit filed by PuriCore International Limited (“PuriCore Limited”) in the High Court of Justice, Queens Bench Division, Commercial Court, Royal Courts of Justice, London, England (Claim No. 2011-42) (the “Lawsuit”). In the Lawsuit, PuriCore Limited claimed damages from the Company in respect of breach of warranties contained in the Stock Purchase Agreement, dated August 4, 2009 (the “SPA”), pursuant to which the Company sold its Labcaire Systems, Ltd. subsidiary to PuriCore Limited. PuriCore Limited claimed damages of £2,167,000 or approximately $3,600,000, plus interest and its legal costs. The Company denied the allegations contained in the Lawsuit.
On July 19, 2011, PuriCore Limited and the Company reached an agreement to settle the Lawsuit (the “Settlement”). The Settlement provides that the Company (i) forgive in full PuriCore Limited and PuriCore plc’s obligation under the SPA to pay up to $1,000,000 of not booked, contingent Commissions (as defined in the SPA); (ii) pay PuriCore, Inc. (“PuriCore”), an affiliate of PuriCore Limited, $650,000 towards PuriCore Limited’s legal costs and (iii) enter into a Product License and Distribution Agreement, dated as of July 19, 2011, with PuriCore (the “Distribution Agreement”).
Pursuant to the Distribution Agreement, the Company has been granted the right to distribute PuriCore’s Vashe solution products in the United States, on a private label basis, as an irrigating solution for the treatment of human wound care in conjunction with therapeutic ultrasonic procedures (the “Field”). PuriCore has agreed, subject to modification, not to sell the products that are the subject of the Distribution Agreement (the “Licensed Products”) to any other therapeutic ultrasound company for distribution in the Field in the United States (“Exclusivity”). The Company has agreed not to sell or distribute in the United States in the Field any irrigating solution that has anti-microbial properties other than the Licensed Products so long as the Company has Exclusivity.
The Distribution Agreement is for a three (3) year term with automatic renewals for successive two (2) year periods; provided that the Company and PuriCore have agreed upon sales volume targets for each renewal period (such volume targets not to increase by more than ten (10%) percent year over year unless otherwise agreed) and provided that the cost terms shall be no less favorable than the twelve (12) months leading up to the start of such renewal period. In no event will the Distribution Agreement survive beyond the expiration or invalidation of all of PuriCore’s patents.
During the initial term of the Distribution Agreement, the Company is obligated to either purchase or pay a minimum of $2,000,000 in gross margin value to PuriCore for the Licensed Products (the “Minimum Payment”). The Minimum Payment is subject to downward adjustment and elimination in the event that (i) PuriCore chooses to eliminate Exclusivity, (ii) the Company’s right to manufacture the Licensed Products under certain conditions has been triggered but the Company is unable to manufacture the Licensed Products or to have the Licensed Products manufactured for it by third parties or (iii) the U.S. Food and Drug Administration has made a final determination that prohibits the sale of the Licensed Products for use in the Field.
The Company has the right to manufacture the Licensed Products if PuriCore is unable to meet certain performance standards and will pay PuriCore a royalty after the $2,000,000 in gross margin value requirement has been satisfied if the Company is then manufacturing the Licensed Products.

During a renewal period, PuriCore may terminate the Distribution Agreement if (i) the Company fails to purchase the agreed upon volume target for such renewal period and does not cure such failure in accordance with the Distribution Agreement or (ii) upon twelve (12) months notice.
Attached as Exhibit 99.1 is a press release issued by the Company on July 20, 2011 announcing the Settlement and the Distribution Agreement.
The foregoing description of the Distribution Agreement is qualified in its entirety by reference to the provisions of the Product License and Distribution Agreement attached to this report as Exhibit 10.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit 10.1	Product License and Distribution Agreement, dated as of July 19, 2011, by and between PuriCore, Inc. and MISONIX, INC.

Exhibit 99.1	Press Release of MISONIX, INC., dated July 20, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2011	MISONIX, INC.
	By:	/s/ Richard Zaremba
Richard Zaremba
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Product License and Distribution Agreement, dated as of July 19, 2011, by and between PuriCore, Inc. and MISONIX, INC.

99.1	Press Release of MISONIX, INC., dated July 20, 2011.

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